EXHIBIT 99.1

Clearfield Reports Fiscal Second Quarter 2016 Results

MINNEAPOLIS, April 28, 2016 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal second quarter ended March 31, 2016.

Fiscal Q2 2016 Financial Summary
(in millions except per share data and percentages)	Q2 2016	vs. Q2 2015	Change	Change (%)
Revenue	$16.9	$12.4	$4.5	37%

Gross Profit	$7.3	$4.8	$2.5	53%
Gross Margin	43.0%	38.4%	4.6%	12%

Pre-Tax Income	$2.2	$0.5	$1.7	347%
Income Tax Expense	$0.7	$0.2	$0.5	272%

Net Income	$1.4	$0.3	$1.1	398%
Net Income per Diluted Share	$0.11	$0.02	$0.09	450%

Fiscal Q2 YTD 2016 Financial Summary
(in millions except per share data and percentages)	2016 YTD	vs. 2015 YTD	Change	Change (%)
Revenue	$32.6	$26.4	$6.2	24%

Gross Profit	$14.0	$10.5	$3.5	33%
Gross Margin	42.8%	39.8%	3.0%	7%

Pre-Tax Income	$4.2	$2.1	$2.1	97%
Income Tax Expense	$1.4	$0.8	$0.6	78%

Net Income	$2.8	$1.4	$1.4	108%
Net Income per Diluted Share	$0.21	$0.10	$0.11	110%

Fiscal Q2 2016 Financial Results

Revenue for the second quarter of fiscal 2016 increased 37% to $16.9 million from $12.4 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the company’s wireless, wireline and cable TV customers. The revenue increase was also due to new business generated from expanded sales distribution channels, which was partially offset by lower international sales.

Gross profit increased 53% to $7.3 million, or 43.0% of revenue, from $4.8 million, or 38.4% of revenue, in the second fiscal quarter of 2015. The increase in gross profit and gross margin for the quarter was due to increased volume over the prior quarter, as well as a higher percentage of sales associated with optical component technologies, which typically have higher margins.

Operating expenses were $5.1 million, an increase of 20% compared to $4.3 million in the same year-ago quarter. The increase was due to additional personnel supporting sales and operational expansion.

Pre-tax income increased 347% to $2.2 million from $0.5 million in the same year-ago quarter.

Net income increased 398% to $1.4 million or $0.11 per diluted share from $0.3 million or $0.02 per diluted share in the same year-ago quarter.

During the quarter ended March 31, 2016, cash, cash equivalents and investments increased 1% to $36.7 million from $36.2 million at the end of the prior quarter. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at March 31, 2016 increased 143% to $8.2 million from $3.4 million at December 31, 2015, and increased 156% from $3.2 million compared to March 31, 2015.

Fiscal Six Month 2016 Financial Results
Revenue increased 24% to $32.6 million for the six month period ending March 31, 2016 from $26.4 million during the same period in fiscal 2015.

Gross profit was $14.0 million, or 42.8% of revenue, for the six month period ending March 31, 2016, an increase of 33% from $10.5 million, 39.8% of revenue, during the same period in fiscal 2015.

Operating expenses increased 17% to $9.8 million for the six month period ending March 31, 2016 from $8.4 during the same period in fiscal 2015.

Pre-tax income totaled $4.2 million for the six month period ending March 31, 2016 compared to $2.1 million during the same period in fiscal 2015.

Net income totaled $2.8 million or $0.21 per diluted share for the six month period ending March 31, 2016, an increase of 108% from $1.4 million or $0.10 per diluted share during the same period in fiscal 2015.

Management Commentary
“Building on the strong momentum we established in the fiscal first quarter, Q2 marked another pivotal period in our company’s history,” said Clearfield CEO, Cheri Beranek. “Apart from our continued success in solidifying our market share in the wireline fiber-to-the-home community, sales and backlog booked demonstrate our penetration of the wireless and cable (MSO) markets.

“Over the last six months, we have taken significant strides toward achieving the key growth initiatives we laid out in the beginning of fiscal 2016. We have bolstered our presence at large service providers through the expansion of our management team and testing investments. Concurrent with our standard third-party Telcordia testing, which we have discussed previously, we were invited by a Tier 1 group to build an in-house test facility. This investment, while under the supervision of Telcordia, will allow us to rapidly respond to customer test requests on a broader product suite. In addition, we recently hired a regional sales manager for the Mexican market, enriching our international sales resources with a focus on expanding our customer base and orders pipeline.

“These achievements have largely translated into the positive financial results we generated during the quarter and first half of fiscal 2016. Revenue and gross profit both saw a healthy increase from where they were a year ago, demonstrating how our unique business model is built to scale. Gross margins, as well, were better than we anticipated, indicating the growing demand for our optical components packaging business. We believe this key area of our business will enable us to retain existing customers, as well as secure new ones who rely on Clearfield’s expertise in packaging and pre-connecting these optical components for demanding environments.

“At this time, we believe it is appropriate to raise our previous revenue guidance of 10%+ to a 15%+ growth rate for the full year. As we demonstrate Clearfield’s reach as a “Fiber Anywhere” provider, we believe that our success in the wireline, wireless, and cable TV market will enable us to achieve an approximate growth rate of 15% for the second half of 2016. Due to the project nature of our business as well as industry catalysts beyond our control, we are maintaining our current guidance for fiscal 2017 revenue growth of 15%+, but will continue to monitor our long-term opportunities.

“Overall, we are encouraged by our financial performance and operational progress thus far, but by no means are we resting on our laurels. Significant opportunities to enhance our business are constantly on the rise and we are taking proactive steps to best take advantage of them.”

FieldReport
Clearfield issued its FieldReport for fiscal Q2 2016, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. The Company helps service providers solve the Fiber Puzzle, which is how to reduce the high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, and enabling its customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.seeclearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,”  “will,”  “expect,”  “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTH market, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2015 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED
	Three Months Ended		Six Months Ended
	March 31		March 31
	2016	2015	2016	2015

Revenues	$16,947,187	$12,370,784	$32,636,902	$26,357,404

Cost of sales	9,666,738	7,617,347	18,679,657	15,861,453

Gross profit	7,280,449	4,753,437	13,957,245	10,495,951

Operating expenses
Selling, general and administrative	5,136,952	4,289,304	9,833,967	8,415,301
Income from operations	2,143,497	464,133	4,123,278	2,080,650

Interest income	39,169	24,528	72,708	50,384
Income before income taxes	2,182,666	488,661	4,195,986	2,131,034

Income tax expense	744,000	200,000	1,374,000	773,000

Net income	$1,438,666	$288,661	$2,821,986	$1,358,034

Net income per share:
Basic	$0.11	$0.02	$0.21	$0.10
Diluted	$0.11	$0.02	$0.21	$0.10

Weighted average shares outstanding:
Basic	13,309,181	13,191,234	13,298,874	13,206,877
Diluted	13,581,810	13,546,572	13,578,430	13,564,173

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) March 31, 2016	(Audited) September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$20,550,592	$18,071,210
Short-term investments	8,394,075	7,925,000
Accounts receivable, net	7,854,107	6,010,900
Inventories	8,102,529	7,182,854
Other current assets	582,186	1,563,665
Total current assets	45,483,489	40,753,629

Property, plant and equipment, net	5,377,459	5,689,673

Other Assets
Long-term investments	7,783,000	8,290,000
Goodwill	2,570,511	2,570,511
Other	350,793	323,804
Total other assets	10,704,304	11,184,315
Total Assets	$61,565,252	$57,627,617

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$3,155,222	$2,357,791
Accrued compensation	2,533,939	2,598,661
Accrued expenses	53,153	80,803
Total current liabilities	5,742,314	5,037,255

Other Liabilities
Deferred taxes – long-term	436,988	1,082,887
Deferred rent	237,874	228,345
Total other liabilities	674,862	1,311,232
Total Liabilities	6,417,176	6,348,487

Commitment and contingencies

Shareholders’ Equity
Common stock	137,306	137,057
Additional paid-in capital	56,934,561	55,887,850
Accumulated deficit	(1,923,791)	(4,745,777)
Total Shareholders’ Equity	55,148,076	51,279,130
Total Liabilities and Shareholders’ Equity	$61,565,252	$57,627,617

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months Ended March 31,	Six Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,821,986	$1,358,034
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	706,176	545,782
Deferred income taxes	501,000	712,000
Loss (gain) on disposal of assets	1,390	(13,290)
Stock-based compensation expense	473,193	564,466
Tax benefit from stock-based awards	(741,000)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(1,843,207)	272,089
Inventories	(919,675)	226,121
Other current assets	(166,124)	(363,352)
Accounts payable and accrued expenses	1,455,588	(386,692)
Net cash provided by operating activities	2,289,327	2,915,158

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(421,637)	(3,328,579)
Purchase of investments	(3,820,075)	(4,168,000)
Proceeds from maturities of investments	3,858,000	4,166,000
Net cash used in investing activities	(383,712)	(3,330,579)

Cash flows from financing activities:
Tax benefit from stock-based awards	741,000	-
Repurchase of common stock	(333,761)	(849,157)
Proceeds from issuance of common stock under employee stock purchase plan	118,013	105,615
Proceeds from issuance of common stock	84,738	28,967
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(36,223)	-
Net cash provided by (used in) financing activities	573,767	(714,575)
Increase (decrease) in cash and cash equivalents	2,479,382	(1,129,996)
Cash and cash equivalents at beginning of period	18,071,210	18,191,493
Cash and cash equivalents at end of period	$20,550,592	$17,061,497

Supplemental cash flow information
Cash paid during the year for income taxes	$83,884	$4,750

Non-cash financing activities
Cashless exercise of stock options	$234,460	$80,802

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com